Exhibit 99.1

Party City Receives Continued Listing Standard Notice from the NYSE

Woodcliff Lake, N.J., December 16, 2022- Party City Holdco Inc. (the “Company” or “PRTY”; NYSE:PRTY) today announced that it received notification from the New York Stock Exchange (“NYSE”) on December 15, 2022 that the Company is no longer in compliance with NYSE continued listing criteria that requires listed companies to maintain an average closing share price of at least $1.00 over a consecutive 30 trading-day period.

Under NYSE’s rules, the Company has a period of six months from receipt of the notice to regain compliance with the NYSE’s minimum share price requirement. In order to regain compliance, on the last trading day of any calendar month during the cure period, the Company’s shares of common stock, $0.01 par value per share (the “Common Stock”), must have (i) a closing price of at least $1.00 per share and (ii) an average closing price of at least $1.00 per share over the 30-trading day period ending on the last trading day of such month.

The Company’s Common Stock will continue to be listed and traded on the NYSE during this period, subject to its compliance with other NYSE continued listing requirements. The Common Stock will continue to trade under the symbol “PRTY” but will have an added designation of “.BC” to indicate the status of the Common Stock as “below compliance” with the NYSE continued listing standards. The “.BC” indicator will be removed at such time as the Company regains compliance.

The NYSE notification does not affect Party City’s business operations or its Securities and Exchange Commission reporting requirements, nor does it conflict with or cause an event of default under the Company’s material debt or other agreements.

About Party City

Party City is a global leader in the celebrations industry. A vertically integrated designer, manufacturer, distributor and retailer, PCHI offers consumer party goods in more than 100 countries around the world. PCHI operates multiple business divisions, including the Retail Division and the Consumer Products Division. On the retail side, Party City (partycity.com) is a leading omnichannel retailer in the celebrations category, operating more than 800 company-owned and franchise stores throughout North America. Halloween City (halloweencity.com) pop-up storefronts are also located throughout North America seasonally. Comprising the Consumer Products Group are design and manufacturing entities Amscan, an industry leader across multiple celebrations goods and costumes, and Anagram, a dominant player in balloons.

PCHI is headquartered in Woodcliff Lake, NJ, with additional locations throughout the Americas and Asia.

Contacts

Investor Relations

ICR

Farah Soi and Rachel Schacter

203-682-8200

InvestorRelations@partycity.com

Media Relations

ICR

Brittany Fraser

203-682-8200

PartyCityPR@partycity.com